Exhibit 99.1

GRESLICK APPOINTED TO BOARD OF DIRECTORS FOR CNB FINANCIAL CORPORATION/CNB BANK

Clearfield, PA – November 14, 2011

CNB Financial Corporation recently announced the appointment of Richard L. Greslick, Jr., Secretary of CNB Financial Corporation and Senior Vice President/Administration of CNB Bank, to the Corporation’s Board of Directors and to the board of CNB Bank.

In making the announcement, Dennis L. Merrey, Chairman of the Board, stated: “We are pleased to welcome Mr. Greslick to the Board Room. With Rich’s background and knowledge, he will be a valuable asset to the Corporation in this role.”

A native of Clearfield, Rich is a 1994 graduate of Clearfield Area High School and a 1998 graduate of Indiana University of Pennsylvania, with a B.S. in Accounting. As part of his college curriculum, Rich completed a summer internship working in the Internal Audit Department of CNB’s Main office in downtown, Clearfield. Mr. Greslick joined CNB permanently after college graduation to participate in the Bank’s Management Training program, which he completed in April, 1999. Following this intensive training, he obtained a position in the Bank’s Finance Department as Finance Assistant/Purchasing Manager and in 2003, earned a promotion to Banking Officer/Controller. In 2007, he was promoted to Vice President/Controller and later that same year, his responsibilities changed and he became Vice President/Operations. In 2009, Mr. Greslick’s focus was broadened and he assumed the role of Vice President/Administration. In 2010, Mr. Greslick was promoted to Senior Vice President/Administration.

In 2005, Rich received a degree from the Graduate School of Bank Investments and Financial Management from the University of South Carolina. And, in 2009 he graduated from the American Bankers Association’s Stonier National Graduate School of Banking in Philadelphia.

Rich currently resides in Clearfield with his wife, Arianne, and sons, Andon and Dylan.

Rich serves the community as Auditor for Clearfield United Way Capital Campaign Fund Drive and is a member of the Clearfield Foundation Board of Directors.

With respect to his appointment, Mr. Greslick commented, “I am deeply honored with the appointment to the board. CNB’s long standing success and history of reinvesting in the communities it serves is of utmost importance to me and I truly appreciate the opportunity to do my part to continue this tradition”.

CNB Financial Corporation is a $1.5 billion bank holding company conducting business primarily through CNB Bank, the Corporation’s principal subsidiary. CNB Bank operations include a loan production office, a private banking division, and twenty-seven full-service offices in Pennsylvania, including ERIEBANK, a division of CNB Bank.

CNB Bank’s web site is www.bankcnb.com.